EXHIBIT 99.1

Cleveland BioLabs Reports Third Quarter 2013 Financial Results and Development Progress

BUFFALO, N.Y., Nov. 6, 2013 (GLOBE NEWSWIRE) -- Cleveland BioLabs, Inc. (Nasdaq:CBLI) today reported financial results and development progress for the third quarter and nine-month periods ended September 30, 2013.

Cleveland BioLabs reported a net loss for the third quarter of 2013 of $4.1 million, or $0.09 per share, as compared to a net loss of $10.9 million, or $0.30 per share, for the third quarter of 2012. Cleveland BioLabs reported a net loss for the first nine months of 2013 of $16.9 million, or $0.38 per share, as compared to a net loss of $21.3 million, or $0.60 per share, for the same period in 2012.

At September 30, 2013, the company had $14.6 million in cash, cash equivalents and short-term investments, $10.8 million of which was available for general use and $3.8 million of which was restricted for the use of majority-owned subsidiaries. On September 30, 2013, the company entered into a loan and security agreement with Hercules Technology Growth Capital, Inc. (NYSE:HTGC) providing for a senior secured term loan of up to $10 million, $6 million of which was funded upon closing, with net proceeds of $5.8 million reflected in the $14.6 million figure above.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, "2013 has been a dynamic year for CBLI. We have significantly restructured our organization enabling it to better promote the advancement and maturation of our pipeline. We are focused on delivering value-driving data through execution of oncology trials and registration-enabling studies for the Entolimod radiation countermeasure program."

Jean Viallet, MD, Chief Development Officer, commented, "Our clinical oncology strategy is centered on two key aspects of our pipeline: Immuno-stimulatory capabilities of Entolimod and the role of the molecular target of CBL0137 as an essential enabler of tumor transformation and survival for several aggressive oncogenes. Both of these directions are driven by recent insights regarding the mechanisms of action of these drug candidates and are aligned with exciting trends in oncology development. We are in the midst of drafting trial protocols to characterize these properties and exploring opportunities to partner with the National Cancer Institute and key clinical thought leaders."

Operational Highlights

CBLI's wholly-owned Russian subsidiary, BioLab 612, LLC, entered into a three-year contract valued at approximately 149 million rubles, or approximately $4.6 million, with the Ministry of Industry and Trade of the Russian Federation to support the clinical safety and efficacy assessment of Entolimod in colorectal cancer. Recruitment of the fifth cohort continued in a Phase 1 study of Entolimod in advanced cancer patients in the U.S. To date, no drug-related serious adverse events have been reported in this trial.

Incuron, LLC, one of CBLI's majority-owned subsidiaries, is enrolling the first cohort of a multi-center, Phase 1 trial in the U.S. evaluating intravenous administration of CBL0137 in patients with metastatic or unresectable advanced solid cancers and lymphomas. In parallel, Incuron is enrolling the fifth cohort in its Phase 1 study of oral administration of CBL0137 in patients with advanced solid tumors that are resistant or refractory to current standard treatment in the Russian Federation. To date, no drug-related serious adverse events have been reported in either trial.

In the fourth quarter of 2013, the company expects to receive results from Incuron's Phase 1 trial of CBL0102 in patients with liver metastases that is being conducted in the Russian Federation.

Panacela Labs, Inc., one of CBLI's majority-owned subsidiaries entered into a three-year contract valued at approximately 149 million rubles, or approximately $4.6 million, with the Ministry of Industry and Trade of the Russian Federation to support preclinical and clinical studies of Mobilan, a cancer vaccine in preclinical development.

Further Financial Highlights

Revenue for the third quarter of 2013 increased to $1.6 million compared to $0.2 million for the prior year's third quarter. Revenue for the first nine months of 2013 increased to $4.6 million compared to $1.4 million for the same period in 2012. For both periods, the increased revenue was primarily due to increases in contract and grant funding from both the Russian Federation and the U.S. Department of Defense.

Research and development costs for the third quarter of 2013 decreased to $4.2 million compared to $4.8 million for the same period in 2012. Research and development costs for the first nine months of 2013 decreased to $14.9 million compared to $16.9 million for the same period in 2012. These decreases were primarily due to a shift in development focus to later stage compounds at Panacela Labs, and completion of a pivotal non-human primate study in the first nine months of 2012.

General and administrative costs for the third quarter of 2013 increased to $3.3 million compared to $3.2 million for the same period in 2012. General and administrative costs for the first nine months of 2013 increased to $9.8 million from $9.0 million for the same period in 2012. These increases were primarily attributable to higher general and administrative costs for our Russian-based subsidiaries including BioLabs 612, LLC which was not operational in 2012 and to higher corporate legal and intellectual property fees.

On October 18, the Company announced the transfer of laboratory and preclinical services personnel to Buffalo BioLabs, LLC, an entity affiliated with one of the Company's co-founders, Andrei Gudkov, Ph.D., D. Sci. CBLI has executed a service agreement providing for continued access to this team on an as-needed basis.

As of September 30, 2013, Cleveland BioLabs had approximately 45 million shares of common stock outstanding.

Conference Call Information

Management will host a conference call at 10:00 a.m. ET today to provide updates and address investor questions regarding general business developments. Interested parties may participate by dialing 877-407-9205 (US) or 201-689-8054 (International), approximately five to ten minutes before the call start time. A live webcast of the conference call will be available on the investor page of the Cleveland BioLabs web site at www.cbiolabs.com. A replay of the call will be available starting on November 6, 2013, at 1:00 p.m. ET through November 20, 2013, at 11:59 p.m. ET. Interested parties may access the replay by dialing 877-660-6853 (US) or 201-612-7415 (International) and entering conference ID number 100723. An archived webcast of the conference call will be available on the investor page of the Cleveland BioLabs web site at www.cbiolabs.com.

About Cleveland BioLabs

Cleveland BioLabs, Inc. is a clinical-stage biotechnology company leveraging deep understanding of molecular and cellular mechanisms of biological stress responses to develop a robust pipeline of compounds primarily focused on oncology applications and mitigation of radiation injury. The company's lead compound, Entolimod, is being developed as both a radiation countermeasure and a cancer treatment. The Company has three operating subsidiaries, Incuron, LLC, BioLabs 612, LLC and Panacela Labs, Inc., and strategic relationships with the Cleveland Clinic, Roswell Park Cancer Institute, the Children's Cancer Institute Australia for Medical Research and the Armed Forces Radiobiology Research Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company's website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)," "feel(s)," "believe(s)," "will," "may," "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the likelihood of receiving funding; our ability to successfully develop and commercialize our therapeutic products; the conduct and results of our various clinical trials; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These factors include, among others, the decisions of third parties regarding whether or not to fund the Company through grants; the Company's failure to successfully and timely develop existing and new products; the Company's collaborative relationships and the financial risks related thereto; the Company's inability to obtain regulatory approval in a timely manner or at all; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company's ability to comply with its obligations under license agreements; the Company's history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the "Risk Factors" and "Forward-Looking Statements" described in the Company's periodic filings with the Securities and Exchange Commission.

Contact:
Rachel Levine, Vice President, Investor Relations
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com

TABLES FOLLOW

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 14,312,921	$ 25,652,083
Short-term investments	309,166	2,633,944
Accounts receivable	603,494	41,896
Other current assets	590,714	1,078,040
Total current assets	15,816,295	29,405,963

Equipment, net	825,746	986,553
Restricted cash	2,871,553	1,577,920
Other long-term assets	174,822	39,597

Total assets	$ 19,688,416	$ 32,010,033

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 1,202,198	$ 1,523,875
Accrued expenses	3,082,585	2,410,592
Deferred revenue	2,035,120	3,314,918
Accrued warrant liability	3,594,741	4,105,659
Current portion of capital lease obligation	80,709	71,679
	9,995,353	11,426,723

Noncurrent portion of capital lease obligation	29,560	97,602
Long-term debt	7,330,449	--

Commitments and contingencies	--	--
Total liabilities	17,355,362	11,524,325

Stockholders' equity:
Total Cleveland BioLabs, Inc. stockholders' equity (deficit)	(9,267,398)	6,333,167
Noncontrolling interest in stockholders' equity	11,600,452	14,152,541
Total stockholders' equity	2,333,054	20,485,708

Total liabilities and stockholders' equity	$ 19,688,416	$ 32,010,033

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Quarter Ended September 30		Year to Date September 30
	2013	2012	2013	2012
Revenues:
Grants and contracts	$ 1,635,600	$ 219,575	$ 4,616,334	$ 1,409,209

Operating expenses:
Research and development	4,205,238	4,841,324	14,909,882	16,920,400
General and administrative	3,286,830	3,219,792	9,787,053	8,973,949
Total operating expenses	7,492,068	8,061,116	24,696,935	25,894,349

Loss from operations	(5,856,468)	(7,841,541)	(20,080,601)	(24,485,140)

Other income (expense):
Interest and other income	97,534	228,580	225,299	354,473
Foreign exchange gain (loss)	(15,057)	(278,940)	59,853	(330,024)
Change in value of warrant liability	1,163,030	(4,423,775)	510,919	(160,749)
Total other income (expense)	1,245,507	(4,474,135)	796,071	(136,300)

Net loss	(4,610,961)	(12,315,676)	(19,284,530)	(24,621,440)

Net loss attributable to noncontrolling interests	519,765	1,437,840	2,386,900	3,277,774

Net loss attributable to Cleveland BioLabs, Inc.	$ (4,091,196)	$ (10,877,836)	$ (16,897,630)	$ (21,343,666)

Net loss available to common stockholders per share of common stock, basic and diluted	$ (0.09)	$ (0.30)	$ (0.38)	$ (0.60)

Weighted average number of shares used in calculating net loss per share, basic and diluted	45,061,274	35,879,245	44,946,340	35,761,260

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30
	2013	2012

Cash flows used in operating activities	$ (18,923,142)	$ (15,455,211)
Cash flows provided by (used in) investing activities	666,920	(1,492,244)
Cash flows provided by (used in) financing activities	7,251,055	5,858,953
Effect of exchange rate change on cash and equivalents	(333,995)	404,486

Increase in cash and cash equivalents	(11,339,162)	(10,684,016)

Cash and cash equivalents at beginning of period	25,652,083	22,872,589

Cash and cash equivalents at end of period	$ 14,312,921	$ 12,188,573